UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2024

MADRIGAL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33277	04-3508648
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Four Tower Bridge 200 Barr Harbor Drive, Suite 200 West Conshohocken, Pennsylvania	19428
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (267) 824-2827

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	MDGL	The NASDAQ Stock Market LLC

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

As previously reported by its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2024, Madrigal Pharmaceuticals, Inc. (the “Company”) issued and sold (i) 750,000 shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”), and (ii) pre-funded warrants to purchase 1,557,692 shares of Common Stock in an underwritten public offering (the “Offering”), pursuant to an Underwriting Agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, Jefferies LLC, Cowen and Company, LLC, Evercore Group L.L.C. and Piper Sandler & Co, as representatives of the several underwriters named therein (the “Underwriters”).

On March 27, 2024, the Underwriters exercised in-full their option to purchase up to 346,153 additional shares of Common Stock at the public offering price for the Shares of $260.00 per share, less underwriting discounts and commissions (the “Underwriters’ Option”), pursuant to the Underwriting Agreement. The exercise closed on April 2, 2024. The net proceeds to the Company for the exercise of the Underwriters’ Option, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, is expected to be approximately $86.0 million, or approximately $660.0 million in aggregate for the Offering including the exercise of the Underwriters’ Option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Madrigal Pharmaceuticals, Inc. (the Registrant)

Date: April 2, 2024	By:	/s/ Mardi C. Dier
Mardi C. Dier
Senior Vice President and Chief Financial Officer